As filed with the Securities and Exchange Commission on August 8, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2756163
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
777 West Rosedale Street
Fort Worth, Texas 76104
(817) 665-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn Darden
777 West Rosedale Street
Fort Worth, Texas 76104
(817) 665-5000
(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

John C. Cirone, Esq. Senior Vice President, General Counsel and Secretary Quicksilver Resources Inc. 777 West Rosedale Street Fort Worth, Texas 76104 (817) 665-5000	Mark E. Betzen, Esq. Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall be effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filed,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered (1)	per share (2)	offering price	registration fee
Common Stock, par value $0.01 per share (3)	10,400,468	$23.65	$245,971,069	$9,667

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant’s common stock which become issuable by reason of any stock dividend, stock split or similar transaction.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices for a share of the Registrant’s common stock on August 5, 2008, as reported on the New York Stock Exchange.

(3)	Each share of common stock presently includes one share purchase right as described under “Description of Capital Stock—Stockholder Rights Agreement.” These rights are also covered by this registration statement. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the common stock, and the value attributable to them, if any, is reflected in the price of the common stock.

PROSPECTUS
10,400,468 Shares
Quicksilver Resources Inc.
Common Stock

     This prospectus relates to 10,400,468 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the selling stockholders identified in this prospectus. The selling stockholders may offer their shares from time to time through public or private transactions, on the New York Stock Exchange or otherwise than on such exchange, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will bear the cost of the registration of these shares.
     Our common stock is traded on the New York Stock Exchange under the symbol “KWK.” On August 7, 2008, the last reported sale price of our common stock was $25.28 per share.
     Investing in our common stock involves certain risks. See the “Risk Factors” sections contained in our 2007 Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2008

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this document and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the common stock. For a more complete understanding of our company, we encourage you to read this entire document, including the information incorporated by reference in this document and the other documents to which we have referred. Except as described in the “Recent developments” section below, this summary does not give effect to our recent acquisition of leasehold, royalty and midstream assets associated with the Barnett Shale formation in northern Tarrant and southern Denton counties of Texas from the selling stockholders.
     Unless otherwise indicated or required by the context, as used in this document, the terms “we,” “our” and “us” refer to Quicksilver Resources Inc. and all of its subsidiaries that are consolidated under accounting principles generally accepted in the United States (“GAAP”). Some of the oil and gas terms we use are defined under “Definitions” in our 2007 Annual Report on Form 10-K.
Our company
     We are a Fort Worth, Texas based independent energy company engaged primarily in exploration, development and production of natural gas from unconventional onshore reservoirs in North America. We own natural gas and oil properties in the United States, principally in Texas, Wyoming and Montana, and in Canada in Alberta and British Columbia. At December 31, 2007, these properties had estimated proved reserves of approximately 1.5 Tcfe, of which 99% was natural gas and NGLs and 62% was proved developed. Based on 2007 average production from these properties, our implied reserve life (proved reserves at December 31, 2007, divided by 2007 annual production excluding production from properties in Michigan, Indiana and Kentucky that we divested on November 1, 2007) was 28.2 years. In addition to our natural gas and oil operations, we own approximately 73% of Quicksilver Gas Services LP (“KGS”), a publicly-traded midstream master limited partnership controlled by us, and we own approximately 41% of the limited partner units of BreitBurn Energy Partners L.P. (“BBEP” or “BreitBurn”), a publicly-traded natural gas and oil exploration and production master limited partnership. For the year ended December 31, 2007, we generated revenues and net income of $561 million and $479 million (including the gain on the sale of oil and gas properties), respectively.
     For 2008, we established a capital budget of $885 million. We established this budget prior to the completion of our acquisition in March 2008 of licenses covering acres in the Horn River Basin in northeast British Columbia for the purchase price of approximately $53 million and the acquisition of interests relating to the Barnett Shale formation described below under “— Recent developments.” Accordingly, this budget does not provide for the expenditures we made to complete these acquisitions or any expenditures that we may make in the future in connection with the development, exploitation, exploration or other activities associated with the assets and operations that we acquired in those transactions.
Recent developments
     Barnett Shale Acquisition. On July 3, 2008, we entered into a Purchase and Sale Agreement (the “Royalty PSA”) with Nortex Minerals, L.P., Petrus Investment, L.P., Petrus Development, L.P., and Perot Investment Partners, Ltd. (collectively, the “Royalty Sellers”) to acquire certain royalty and related interests in various oil and gas properties (the “Royalties”) relating to the Barnett Shale formation from the Royalty Sellers. On August 8, 2008, we completed the acquisition provided for in the Royalty PSA for a purchase price consisting of $306,826,638 in cash and 3,065,940 shares of Quicksilver’s common stock.
     Contemporaneously with the execution of the Royalty PSA, we entered into a Purchase and Sale Agreement (the “Working Interest PSA” and, collectively with the Royalty PSA, the “Purchase Agreements”) with Hillwood Oil & Gas, L.P., Burtex Minerals, L.P., Chief Resources, LP, Chief Resources Alliance Pipeline LLC, Chief Oil & Gas LLC, Hillwood Alliance Operating Company, L.P., Berry Barnett, L.P., Collins and Young, L.L.C., and Mark Rollins (collectively, the “Working Interest Sellers” and, together with the Royalty Sellers, the “Sellers”) to acquire leasehold working interests and other rights in and to various oil and gas properties relating to the Barnett Shale formation, including certain wells, equipment and other assets associated therewith (collectively, the “Interests”) from the Working Interest Sellers. On August 8, 2008, we completed the acquisition provided for in the Working

Interest PSA for a purchase price consisting of $693,173,362 in cash and 7,334,528 shares of Quicksilver’s common stock.
     Although ownership and possession of the Royalties and Interests were transferred pursuant to the Purchase Agreements on August 8, 2008, certain associated financial benefits and burdens were transferred effective as of April 1, 2008.
     This prospectus relates to the 10,400,468 shares of our common stock issued in connection with the transactions described above, which may be offered for sale or otherwise transferred from time to time by the selling stockholders identified in this prospectus.

     Our principal executive offices are located at 777 West Rosedale Street, Fort Worth, Texas 76104. Our telephone number is (817) 665-5000. We maintain a website at www.qrinc.com; however, the information on our website is not part of this document, and you should rely only on the information contained in this document and in the documents we incorporate by reference when making a decision as to whether to invest in our common stock.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov or from our website at www.qrinc.com. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us is also available at our website at www.qrinc.com. However, the information on our website is not part of this prospectus.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. We incorporate by reference in this prospectus the documents listed below and any documents or portions thereof that we file with the SEC after August 8, 2008, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold or no longer required to be registered for resale thereof by the selling stockholders.
•	Our 2007 Annual Report on Form 10-K;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008;

•	Our Current Reports on Form 8-K filed on January 7, 2008, February 4, 2008, April 7, 2008, June 23, 2008, June 25, 2008, June 30, 2008, July 7, 2008 (to the extent the information set forth therein was filed and not furnished), July 10, 2008, August 5, 2008 and August 8, 2008;

•	The description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on October 11, 2001, including any amendments thereto; and

•	The description of our rights to purchase our Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed on March 14, 2003, including any amendments thereto.
     You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Investor Relations Department Quicksilver Resources Inc. 777 West Rosedale Street Fort Worth, Texas 76104 (817) 665-5000

FORWARD-LOOKING STATEMENTS
     Certain statements contained in this prospectus, the documents we incorporate by reference and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:
•	changes in general economic conditions;

•	fluctuations in natural gas, NGL and crude oil prices;

•	failure or delays in achieving expected production from exploration and development projects;

•	uncertainties inherent in estimates of natural gas, NGL and crude oil reserves and predicting natural gas, NGL and crude oil reservoir performance;

•	effects of hedging natural gas, NGL and crude oil prices;

•	competitive conditions in our industry;

•	actions taken by third parties including operators, processors and transporters;

•	changes in the availability and cost of capital;

•	delays in obtaining oilfield equipment and increases in drilling and other service costs;

•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	the effects of existing and future laws and governmental regulations; and

•	the effects of existing or future litigation.
     This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control.

PLAN OF DISTRIBUTION
     The selling stockholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the shares of common stock by the selling stockholders. In connection with the issuance of the shares of common stock to the Sellers, we agreed to register the resale by the selling stockholders of the shares of common stock covered by this prospectus from time to time during a one-year period commencing on the date of this prospectus. We have agreed, among other things, to bear certain expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the shares of common stock covered by this prospectus, including all registration, filing and qualification fees, printers’ and accounting fees and fees and disbursements of our counsel. Selling stockholders may also resell all or a portion of the common stock in reliance upon Rule 144 under the Securities Act of 1933 and any other available exemption, provided they satisfy the criteria and conform to the requirements of one of these rules.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time:
•	directly;

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and/or from the purchasers of the shares of common stock for whom they may act as an agent;

•	through the pledge of shares of common stock as security for any loans or obligations, including pledges to broker-dealers or other financial institutions who may from time to time effect distributions of the shares of common stock or other interests in the shares of common stock;

•	through purchases by a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this prospectus;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•	through sales “at the market” to or through a market maker or into an existing trading market (on an exchange or otherwise) for the shares;

•	through put or call transactions relating to the shares of common stock;

•	through exchange distributions in accordance with the rules of the applicable exchange; or

•	through any combination of these methods.
     In connection with the distribution of the shares of common stock or otherwise, the selling stockholders may:
•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell their shares short and deliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default by the pledgee under the transaction to which such pledge relates, may in turn resell the pledged shares.

     The shares of common stock may be sold from time to time in one or more transactions at:
•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These prices will be determined by the holders of the securities or by agreement between the holders and any broker-dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares of common stock less discounts and commissions, if any.
     The sales described in the proceeding paragraph may be effected in transactions:
•	on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market; or

•	in transactions otherwise than on such exchange or services or in the over-the-counter market.
     These transactions may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     We have advised each selling stockholder that in the event of a “distribution” of the shares of common stock owned by the selling stockholder, such selling stockholder, any affiliated purchaser and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods.” In order to avoid the imposition of a restricted period under Rule 102 of the Securities Exchange Act of 1934, the selling stockholders, any affiliated purchasers and any broker-dealers or any other persons who execute sales for the selling stockholders may not engage in any special selling efforts and selling methods.
     In order to comply with the securities laws of certain states, the shares of common stock must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption for the registration or qualification requirement is available and is complied with.
     The selling stockholders may indemnify any broker-dealer who participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933.

SELLING STOCKHOLDERS
     We issued the shares of common stock covered by this prospectus to the Sellers in a private placement in connection with our acquisition of leasehold, royalty and midstream assets associated with the Barnett Shale formation in northern Tarrant and southern Denton counties of Texas from the Sellers, which we refer to as the Barnett Shale Acquisition.
     In connection with the Barnett Shale Acquisition, we agreed to register the resale by the selling stockholders of the shares of common stock covered by this prospectus from time to time during a one-year period commencing on the date of this prospectus, and we have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect thereto. We have agreed to prepare and file with the SEC such amendments and supplements to the registration statement, and the prospectus used in connection with the registration statement, as may be necessary to comply with the Securities Act of 1933 in order to enable the disposition of all of the securities covered by the registration statement.
     The following table sets forth information with respect to the beneficial ownership of shares of our common stock by the selling stockholders as of August 8, 2008:

		Maximum		Percentage of
	Total number of	number of	Number of	outstanding
	shares owned	shares which	shares owned	shares owned
	prior to this	may be sold in	following this	following this
Selling Stockholder	offering	this offering	offering *	offering
Hillwood Oil & Gas, L.P. (1)	—	3,036,902	—	—
Nortex Minerals, L.P. (2)	—	2,739,417	—	—
Trevor D. Rees-Jones	—	1,826,060	—	—
Ted Collins, Jr.	—	467,029	—	—
George M. Young, Jr.	—	467,029	—	—
MM Terry Investments/Family, L.P. (3)	—	348,145	—	—
Petrus Investment, L.P. (4)	—	326,523	—	—
Burtex Minerals, L.P. (5)	—	299,525	—	—
Berry Barnett, L.P. (6)	—	297,787	—	—
Trevor D. Rees-Jones, Trustee of the David Garrett Rees-Jones Irrevocable Trust – exempt u/a dated June 10, 2004 (7)	—	135,888	—	—
Trevor D. Rees-Jones, Trustee of the Trevor Richard Rees-Jones Irrevocable Trust – exempt u/a dated June 10, 2004 (8)	—	135,888	—	—
Double V Investments, Ltd. (9)	—	135,888	—	—
ICBT Resources, LLC (10)	—	135,888	—	—
Mark Rollins	—	48,499	—	—

*	Assumes that the selling stockholders will sell all of the shares of common stock covered by this prospectus.

(1)	The general partner of Hillwood Oil & Gas, L.P. is Hillwood Oil & Gas GP, LLC, whose president is Mark Rollins.

(2)	The general partner of Nortex Minerals, L.P. is Nortex GP, LLC, whose manager is J. Y. Robb III.

(3)	The general partner of MM Terry Investments/Family, L.P. is MM Terry Holdings/Chief LLC, whose manager is Michael F. Terry.

(4)	The general partner of Petrus Investment, L.P. is Petrus Properties, LP, whose general partner is PMC Management, LP, whose general partner is Hillwood Development Company, LLC, which is managed by M. Thomas Mason, its executive vice president.

(5)	The general partner of Burtex Minerals, L.P. is Burtex Minerals GenPar, LLC, whose manager is William Kelly Burton.

(6)	The general manager of Berry Barnett, L.P. is Berry Barnett Genpar, LLC, whose manager is Michael K. Berry.

(7)	The trustee of the David Garrett Rees-Jones Irrevocable Trust – exempt u/a dated June 10, 2004 is Trevor D. Rees-Jones.

(8)	The trustee of the Trevor Richard Rees-Jones Irrevocable Trust – exempt u/a dated June 10, 2004 is Trevor D. Rees-Jones.

(9)	The general partner of Double V Investments, Ltd. is Double V (GP), LLC, whose managers are William G. Kiker, Jr. and Sherry H. Kiker.

(10)	The manager of ICBT Resources, LLC is Clifford L. Thompson.
     We prepared this table based on the information supplied to us by the selling stockholders named in the table on or prior to August 8, 2008. Information about the selling stockholders may change from time to time. Each of the selling stockholders has indicated that it has not had a material relationship with us (other than the transaction in which it acquired the shares of common stock from us) within the three-year period immediately preceding August 8, 2008.

USE OF PROCEEDS
     The selling stockholders will receive all of the proceeds from any sales of the shares of common stock covered by this prospectus. We will not receive any proceeds from the sale of such shares of common stock by any selling stockholder.
LEGAL MATTERS
     The validity of the shares offered hereby will be passed upon for us by John C. Cirone, our Senior Vice President, General Counsel and Secretary.
EXPERTS
     The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Quicksilver Resources Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment, on January 1, 2006 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
RESERVE ENGINEERS
     Certain information contained in the documents we incorporate by reference regarding estimated quantities of natural gas and crude oil reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Schlumberger Data and Consulting Services and LaRoche Petroleum Consultants, Ltd. All of such information has been incorporated into this prospectus by reference in reliance upon the authority of these firms as experts in such matters.

10,400,468 Shares
Quicksilver Resources Inc.
Common Stock

PROSPECTUS
August 8, 2008

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered under this registration statement, other than any underwriting discounts and commissions. All of the expenses will be borne by us except as otherwise indicated.

SEC registration fee	$9,667
Legal fees and expenses*	20,000
Accounting fees and expenses*	8,000
Miscellaneous expenses*	2,333
Total	$40,000

*	Estimated.
Item 15. Indemnification of Directors and Officers.
     We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Our certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We have also entered into indemnification agreements with our directors and officers that provide them with indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
     Additionally, we have acquired directors and officers insurance which includes coverage for liability under the federal securities laws.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.
     The above discussion of our certificate of incorporation, bylaws, indemnification agreements and Sections 102(b)(7) and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements and statutes.

Item 16. Exhibits.
     The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 as indicated in parentheses:

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 4.1 to our registration statement on Form S-3, SEC File No. 333-151847, filed June 23, 2008 and included herein by reference).

4.2	Amended and Restated Bylaws of Quicksilver Resources Inc. (filed as Exhibit 3.1 to our Form 8-K filed November 16, 2007 and included herein by reference).

4.3	Amended and Restated Rights Agreement, dated as of December 20, 2005, between Quicksilver Resources Inc. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to our Form 8-A/A filed December 21, 2005 and included herein by reference).

4.4	Purchase and Sale Agreement, dated as of July 3, 2008, among Nortex Minerals, L.P., Petrus Investment, L.P., Petrus Development, L.P., and Perot Investment Partners, Ltd., as Sellers, and Quicksilver Resources Inc., as Purchaser (filed as Exhibit 10.1 to our Form 8-K filed July 7, 2008 and included herein by reference).

4.5	Purchase and Sale Agreement, dated as of July 3, 2008, among Hillwood Oil & Gas, L.P., Burtex Minerals, L.P., Chief Resources, LP, Hillwood Alliance Operating Company, L.P., Chief Resources Alliance Pipeline LLC, Chief Oil & Gas LLC, Berry Barnett, L.P., Collins and Young, L.L.C. and Mark Rollins, as Sellers, and Quicksilver Resources Inc., as Purchaser (filed as Exhibit 10.2 to our Form 8-K filed July 7, 2008 and included herein by reference).

5.1	Opinion of John C. Cirone, Senior Vice President, General Counsel and Secretary of Quicksilver Resources Inc., as to the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Schlumberger Data and Consulting Services.

23.3	Consent of LaRoche Petroleum Consultants, Ltd.

23.4	Consent of John C. Cirone (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 17. Undertakings.
The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 242(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on August 8, 2008.

QUICKSILVER RESOURCES INC.
By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title

/s/ Thomas F. Darden Thomas F. Darden	Chairman of the Board and Director	August 8, 2008

/s/ Glenn Darden Glenn Darden	President, Chief Executive Officer and Director	August 8 2008

/s/ Philip Cook Philip Cook	Senior Vice President – Chief Financial Officer	August 8, 2008

/s/ John C. Regan John C. Regan	Vice President, Controller and Chief Accounting Officer	August 8, 2008

/s/ Anne Darden Self Anne Darden Self	Director	August 8, 2008

/s/ W. Byron Dunn W. Byron Dunn	Director	August 8, 2008

/s/ James A. Hughes James A. Hughes	Director	August 8, 2008

/s/ Steven M. Morris Steven M. Morris	Director	August 8, 2008

/s/ W. Yandell Rogers, III W. Yandell Rogers, III	Director	August 8, 2008

/s/ Mark J. Warner Mark J. Warner	Director	August 8, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 4.1 to our registration statement on Form S-3, SEC File No. 333-151847, filed June 23, 2008 and included herein by reference).

4.2	Amended and Restated Bylaws of Quicksilver Resources Inc. (filed as Exhibit 3.1 to our Form 8-K filed November 16, 2007 and included herein by reference).

4.3	Amended and Restated Rights Agreement, dated as of December 20, 2005, between Quicksilver Resources Inc. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to our Form 8-A/A filed December 21, 2005 and included herein by reference).

4.4	Purchase and Sale Agreement, dated as of July 3, 2008, among Nortex Minerals, L.P., Petrus Investment, L.P., Petrus Development, L.P., and Perot Investment Partners, Ltd., as Sellers, and Quicksilver Resources Inc., as Purchaser (filed as Exhibit 10.1 to our Form 8-K filed July 7, 2008 and included herein by reference).

4.5	Purchase and Sale Agreement, dated as of July 3, 2008, among Hillwood Oil & Gas, L.P., Burtex Minerals, L.P., Chief Resources, LP, Hillwood Alliance Operating Company, L.P., Chief Resources Alliance Pipeline LLC, Chief Oil & Gas LLC, Berry Barnett, L.P., Collins and Young, L.L.C. and Mark Rollins, as Sellers, and Quicksilver Resources Inc., as Purchaser (filed as Exhibit 10.2 to our Form 8-K filed July 7, 2008 and included herein by reference).

5.1	Opinion of John C. Cirone, Senior Vice President, General Counsel and Secretary of Quicksilver Resources Inc., as to the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Schlumberger Data and Consulting Services.

23.3	Consent of LaRoche Petroleum Consultants, Ltd.

23.4	Consent of John C. Cirone (included in Exhibit 5.1).

24.1	Powers of Attorney.